Exhibit 10.5

Sent via email to Chris.Morris@mainevent.com

April 6, 2022

Christopher Morris

Dear Chris:

I am excited to invite you to join the Dave & Buster’s team as our Chief Executive Officer. Your start date will be the “Closing Date” contemplated by the Agreement and Plan of Merger, by and among Dave & Buster’s Entertainment, Inc., Delta Bravo Merger Sub, Inc., Ardent Leisure US Holding Inc., Ardent Leisure Group Limited, RB ME LP and RB ME Blocker, LLC, RB ME Series 2019 Investor Aggregator LP and RedBird Series 2019 GP Co-Invest, LP dated as of April 6, 2022 (the “Merger Agreement”). This letter summarizes the terms of our employment offer. If these terms meet with your approval, please indicate your acceptance by returning a signed copy to us at your earliest convenience. For the avoidance of doubt, if the Merger Agreement is terminated and the Closing Date does not occur, for any or no reason, this offer and subsequent agreement based on it will be void.

Your Role

You will be our Chief Executive Officer. As a member of the Executive team, you will be looked to as a model of Dave & Buster’s culture – treating each team member with respect, serving to entertain, celebrating wins, and having a whole lot of FUN in the process. You will also be appointed as a member of the Dave & Buster’s board of directors.

Your Location

You will be based out of the Dave & Buster’s Store Support Center (“SSC”) in Coppell, TX. Each member of the SSC team is challenged to put the needs of our stores first, drive performance in key initiatives, and take actions that move our company to new levels of success.

Your Base Compensation

Your total bi-weekly base compensation will be $750,000 annually, payable biweekly in accordance with our normal payroll schedule.

Your Short Term Incentive Plan

You will be eligible to participate in Dave & Buster’s Executive Bonus Program beginning with the fiscal year in which the Closing Date occurs, with such initial annual bonus to be pro-rated to reflect the number of calendar days from the Closing Date through the remainder of the applicable fiscal year. Your annual target bonus is 100% of your base salary. Performance goals are set each year for this program.

Your Long Term Incentive Plan

Our Board reviews the company’s annual performance and the executive team’s performance when awarding grants, which typically happens every April. Your target grant will be 200% of your annualized base salary. You will be eligible for a prorated LTI grant for the fiscal year in which the Closing Date occurs at such time as the Board normally awards these grants.

Your Inducement Grants

We will give you inducement grants within your first 30 days of employment in the form of five types of Dave & Buster’s equity awards:

(i)	a stock option grant with respect to shares valued at $3,333,334 (the precise number of options to be granted will be calculated by dividing $3,333,334 by the closing price of our stock on the Closing Date (the “Transaction Closing Price”), with an exercise price equal to the Transaction Closing Price, that will vest ratably in equal annual installments over five years,

(ii)	a stock option grant with respect to shares valued at $1,000,000 (the precise number of options to be granted will be calculated by dividing $1,000,000 by the Transaction Closing Price), provided you invest an aggregate of $1 million in D&B’s common stock at market prices within the first 30 days following the Closing Date (or if the trading window is closed during that time, the next open trading window thereafter), with an exercise price equal to the closing price on the date of grant, vesting ratably in equal annual installments over five years,

(iii)	a restricted stock unit (RSU) grant with respect to shares valued at $500,000 (based on the Transaction Closing Price), which will vest ratably in equal annual installments over five years,

(iv)	a performance stock unit grant with respect to shares valued at $5,333,333 (based on the Transaction Closing Price), which will vest 100% upon achievement of a per-share closing price hurdle equal to 200% of the Transaction Closing Price based on the weighted average closing price for the sixty (60) consecutive trading days ending on the fifth anniversary of the grant date, subject to being earned earlier:

a.	if the per share closing price is maintained above 200% of the Transaction Closing Price for any sixty (60) consecutive trading days (an “applicable 60-day period”), then 50% of the award will vest in two equal installments on the first and second annual anniversary of the last day of the applicable 60-day period or, if earlier, the fifth anniversary of the grant date, and

b.	if the per-share closing price is maintained above 200% of the Transaction Closing Price for any applicable 60-day period during any period that begins at least twelve (12) months following the accelerated vesting achieved in (a), then 50% of the award will vest in two equal installments on the first and second annual anniversary of the last day of the applicable 60-day period or, if earlier, the fifth anniversary of the grant date, and

(v)	a performance stock unit grant with respect to shares valued at $3,333,333 (based on the Transaction Closing Price), which will vest 100% upon achievement of a per-share closing price hurdle equal to 300% of the Transaction Closing Price based on the weighted average closing price for the sixty (60) consecutive trading days ending on the fifth anniversary of the grant date, subject to being earned earlier:

a.	if the per share closing price is maintained above 300% of the Transaction Closing Price for any applicable 60-day period, then 50% of the award will vest in two equal installments on the first and second annual anniversary of the last day of the applicable 60-day period or, if earlier, the fifth anniversary of the grant date and

b.	if the per share closing price is maintained above 300% of the Transaction Closing Price for any applicable 60-day period during any period that begins at least twelve (12) months following the accelerated vesting achieved in (a), then 50% of the award will vest in two equal installments on the first and second annual anniversary of the last day of the applicable 60-day period or, if earlier, the fifth anniversary of the grant date, in each case, subject to your continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity plan and award agreement. Additional information about this grant will be included in the grant documentation you’ll receive after the grant date.

Your Benefits

You will be eligible to participate in our health insurance coverage under the terms of the plan applicable to team members who join us through the merger. You will also be eligible to participate in the 401(k) Plan and the Select Executive Retirement Plan (supplemental 401(k) plan). The 401(k) Plan match is determined annually by our Board’s Compensation Committee.

Your “Perqs” (you know… the rest of the fun stuff!)

The best part of working for Dave & Buster’s? Free Dave & Buster’s food and games! You will be given a Gold Card that allows you to try out our menu items and help us make sure we’re providing world class food and service. Your food allowance will be $500, and your beverage allowance will be $250 per 4-week general ledger period. You will also be given a Powercard loaded with 250 video chips each week, which you can use to stay up-to-date on the latest simulator games in our Midway.

Additionally, you are eligible to earn and use 27 days of Paid Time Off (“PTO”) during your first year of hire. Please keep in mind that all benefits and perqs are reviewed annually and may be adjusted.

If the terms summarized above are acceptable to you, please sign a copy of this letter and scan a signed copy to rob.edmund@daveandbusters.com.

As a condition to this letter, you hereby agree to execute, simultaneously with this letter, an employment agreement in the form set forth in Exhibit A to this letter, which is intended to be effective as of the Closing Date.

Chris, I am excited for you to join our team. I’m looking forward to accomplishing great things together!

Very truly yours,

/s/ Kevin Sheehan
Kevin Sheehan
Board Chairman and Interim CEO

Seal the Deal:

/s/ Christopher Morris	April 6, 2022
Signature	Date